UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
_______________________
Date of Report (Date of earliest event reported): August 17, 2016
PLEXUS CORP.
______________________________________________________________________________
(Exact name of registrant as specified in its charter)
Wisconsin                 001-14423                39-1344447
(State or other jurisdiction             (Commission             (I.R.S. Employer
of incorporation)                File Number)             Identification No.)
One Plexus Way, Neenah, Wisconsin              54957
(Address of principal executive offices)         (Zip Code)

Registrant’s telephone number, including area code:
(920) 969-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Todd P. Kelsey to the Board of Directors
On August 17, 2016, the Board of Directors of Plexus Corp. (the “Company”) appointed Todd P. Kelsey as a director, effective immediately. The size of the Board was increased to 10 directors in connection with Mr. Kelsey’s appointment.
As previously announced, Mr. Kelsey has been appointed as the Company’s President and Chief Executive Officer, succeeding Dean A. Foate, effective September 30, 2016. Mr. Foate intends to retire from those roles effective September 29, 2016, and will continue as the Executive Chairman of the Board.
Mr. Kelsey, age 51, joined Plexus in 1994 as a Design Engineer in the Company’s Engineering Solutions Group, and has served as Executive Vice President and Chief Operating Officer since 2013. From 2011 to 2013, Mr. Kelsey served as Plexus’ Executive Vice President - Global Customer Services, and prior thereto as Senior Vice President - Global Customer Services and Senior Vice President - Engineering Solutions. Mr. Kelsey earned bachelor’s and master’s degrees in electrical engineering from the University of Wisconsin-Madison and a master’s degree in business administration from the University of Wisconsin-Oshkosh.
Mr. Kelsey will not receive any additional compensation for serving as a director. There are no arrangements or understandings between Mr. Kelsey and any other person pursuant to which he was selected to serve as a director, nor does Mr. Kelsey have any familial relationship with any director or executive officer of the Company. There are not any transactions in which Mr. Kelsey has an interest requiring disclosure under Item 404(a) of Regulation S-K.
Compensation Arrangements with Mr. Foate
On August 17, 2016, in connection with Mr. Foate’s upcoming retirement as an executive officer, the Company entered into a retirement and transition agreement (the “Agreement”) with Mr. Foate, which terminates his existing employment agreement with Plexus, effective September 29, 2016 (the “Retirement Date”), except as otherwise specified. Assuming Mr. Foate remains employed by Plexus, he will continue to be compensated under his existing employment agreement until the end of fiscal 2016; he will also be eligible to receive a Variable Incentive Compensation Plan (“VICP”) cash incentive award based on fiscal 2016 performance. The Company currently grants stock options to executive officers quarterly; in July 2016, Mr. Foate received his final two quarterly stock option grants for calendar year 2016.
Pursuant to the Agreement, any unvested stock options and restricted stock units (“RSUs”) held by Mr. Foate will become vested and exercisable on October 3, 2016. Mr. Foate will be treated as a continuing employee for purposes of previously granted performance stock units (“PSUs”); any PSUs earned based on Company performance will be paid out after the applicable performance period without proration.
Mr. Foate will serve as Executive Chairman of the Board (which will not be deemed an executive officer position; however, he will continue to be a Company employee) beginning on September 30, 2016, until the earlier of his termination of service as a director or September 30, 2017. As Executive Chairman, Mr. Foate will receive an annual salary of $400,000 and an RSU grant valued at approximately $2.1 million, with such RSUs vesting on the first anniversary of the grant date, assuming continued service. Mr. Foate will continue to be eligible to participate in employee benefit plans and programs he participated in prior to the Retirement Date, but he will not be eligible for severance benefits under any Company plans. The change in control provisions in his existing employment agreement will continue to apply while Mr. Foate is Executive Chairman, with the amount set forth above treated as his base salary.

Following Mr. Foate’s service as Executive Chairman, and assuming he continues to be elected as a director, Mr. Foate will become Non-Executive Chairman of the Board. In such capacity, he will not be a Company employee. As Non-Executive Chairman, he will receive an annual retainer, which will be determined based upon a review of market practices and an annual equity grant at least equal to the grant to the Company’s other non-employee directors; he will also be eligible to continue to participate in the Company’s executive car and phone programs, and he and his dependents will be eligible to participate in the Company’s health plan until he reaches age 65, subject to his payment of premiums required.
A copy of the Agreement is filed as Exhibit 10.1 to this Current Report Form 8-K and is incorporated by reference herein.
Compensation Arrangements with Mr. Kelsey
On August 17, 2016, the Company entered into an employment agreement with Mr. Kelsey (the “Employment Agreement”) in connection with his promotion to the positions of President and Chief Executive Officer, effective September 30, 2016.
Pursuant to the Employment Agreement, Mr. Kelsey’s annual base salary will be increased to $840,000, effective September 30, 2016, and is subject to future adjustment based on performance and the Company’s compensation policies. Mr. Kelsey will continue to be eligible to participate in the Company’s Variable Incentive Compensation Plan (“VICP”), with his potential payout at target performance increased to 120% of his base salary. He will also continue to be eligible to participate in the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”). On August 19, 2016, Mr. Kelsey was granted restricted stock units (“RSUs”) for 57,065 shares under the 2016 Plan. One half of the RSUs vest on the third anniversary of the grant date and the other half vests on the fourth anniversary of the grant date, assuming continued employment.
The Employment Agreement specifies when the Company may terminate Mr. Kelsey for cause, as well as when Mr. Kelsey may leave the Company for good reason, and determines the compensation payable upon termination. The definitions of “cause” and “good reason” are substantially similar to those under the Company’s change in control agreements.
If Mr. Kelsey is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, the Company is not required to make any further payments to Mr. Kelsey other than with respect to obligations accrued on the date of termination. If Mr. Kelsey’s termination is due to his death or disability, all unvested stock options and RSUs would automatically vest and any performance stock units would vest pro rata based on his length of service during the performance period and actual Company performance.
If the Company terminates Mr. Kelsey without cause, or he resigns with good reason, Mr. Kelsey is entitled to receive his base salary for a two year period following his separation date (the “Separation Period”), a VICP cash incentive award keyed to the actual attainment of performance targets for the year in which Mr. Kelsey is involuntarily terminated prorated based on the number of days in the period in which he was employed and on each December 15 during the Separation Period, a payment equal to 100% of his target annual VICP cash incentive award as in effect prior to the separation date. In addition, Mr. Kelsey would also receive an amount equal to the maximum allowable Company contributions for a full plan year under the 401(k) Plan and the Company’s deferred compensation plans during the Separation Period. Mr. Kelsey would also be eligible to participate in the Company’s medical, dental and vision plans, subject to his payment of any premiums required by such plans, for a two year period following his separation; if a non-active employee is not eligible to participate in such plans, the Company will instead provide Mr. Kelsey with the cost of premium continuation coverage. In addition, Mr. Kelsey would receive a lump-sum payment equal to the value of continued participation in the Company’s other welfare plans and executive reimbursement plan, company car and other similar plans and arrangements for two years. Any payments triggered by a termination of employment are to be delayed until six months after termination, as required by Section 409A of the Internal Revenue Code (except if such payment(s) qualify for an exception thereto). The Employment Agreement does not provide for any tax gross-up payments.
Mr. Kelsey would also receive accrued and vested benefits under the 401(k) Plan and the Company’s Supplement Executive Retirement Plan, and payment for accrued but unused vacation, upon a termination of employment for any reason.
If Mr. Kelsey is terminated by Plexus without cause or he resigns with good reason, his equity awards would be treated in accordance with the terms of the 2016 Plan and predecessor plans, with Mr. Kelsey being deemed a continuing employee for purposes of applying the vesting and exercisability provisions of any equity awards held by him on his separation date that were granted more than one year prior to such date.
Under Mr. Kelsey’s Employment Agreement, the Company is protected from competition by Mr. Kelsey after the termination of his employment. Upon termination, Mr. Kelsey agrees to not interfere with the relationships between the active customers and suppliers, as well as employees, of the Company for two years, and to not compete with the Company over the same period. Further, Mr. Kelsey has agreed to related confidentiality requirements after the termination of his employment.
Mr. Kelsey’s existing change in control agreement continues in place, with Mr. Kelsey being eligible to receive three times salary plus benefits in the event of a termination of his employment in connection with a change in control. If both the Employment Agreement and the change in control agreement apply to a particular termination, Mr. Kelsey will receive benefits under whichever agreement provides the highest amount of benefits in the aggregate. For a description of Mr. Kelsey’s change in control agreement, as well as the other benefits available to the Company’s executive officers, please see the Company’s Definitive Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on December 14, 2015.
A copy of the Employment Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description
10.1	Retirement and Transition Agreement by and between Plexus Corp. and Dean A. Foate, dated August 17, 2016.
10.2	Employment Agreement by and between Plexus Corp. and Todd P. Kelsey, dated August 17, 2016.
* * * * *

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2016	PLEXUS CORP.
(Registrant)

By: /s/ Angelo M. Ninivaggi
Angelo M. Ninivaggi
Senior Vice President, Chief Administrative
Officer, General Counsel and Secretary

Plexus Corp.
Exhibit Index
to
Form 8-K, dated August 17, 2016

Exhibit Number	Description
10.1	Retirement and Transition Agreement by and between Plexus Corp. and Dean A. Foate, dated August 17, 2016.
10.2	Employment Agreement by and between Plexus Corp. and Todd P. Kelsey, dated August 17, 2016.